Exhibit 99.1

Contact:	Erica McLaughlin Investor Relations (617) 342-6090

CABOT CORP. ELECTS NEW MEMBER OF THE BOARD OF DIRECTORS

BOSTON, September 12, 2014 — Cabot Corporation (NYSE: CBT) announced today that Matthias L. Wolfgruber has been elected a member of the Board of Directors, effective September 12, 2014. He was also appointed a member of the Compensation Committee and the Safety, Health and Environmental Affairs Committee of the Board of Directors.

Dr. Wolfgruber is Chief Executive Officer of Altana AG, a position he has held since 2007. He joined Altana in 2002, as President and CEO of Altana Chemie AG and a member of the management board of Altana AG. Prior to joining Altana, he held a number of management positions at Wacker-Chemie in the U.S. and Europe from 1985 through 2002.

John F. O’Brien, Non-Executive Chairman of Cabot’s Board of Directors said, “We are very pleased to welcome Matthias to the Board of Directors. Matthias has significant experience managing specialty chemicals businesses with global operations and innovative technologies. He has spent the last few years at Altana AG leading a diverse and growing company through strategic investments and acquisitions. Matthias will bring a fresh perspective to the Board and be a valuable resource to the Cabot management team.”

Dr. Wolfgruber received his doctorate in chemistry from Technical University of Munich, and completed his research fellowship at the University of California, Berkeley.

About Cabot Corporation
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, fumed silica, aerogel, and elastomer composites. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.